UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2007

THE HARTCOURT COMPANIES INC.
(Exact name of registrant as specified in its charter.)

Utah
(State of Other Jurisdiction of Incorporation)

001-12671
(Commission File Number)

87-0400541
(I.R.S. Employee Identification No.)

Room 306, Yong Teng Plaza, No. 1065, Wu Zhong Road,
Shanghai, China 201103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 21 51521577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERAIL DEFINITIVE AGREEMENT

On December 28, 2006, The Hartcourt Companies, Inc. (the “Company”) entered into a definitive agreement to purchase 51% of the equity interests in Taishun Yucai Senior School (“Yucai”), a high school education and vocational training service provider in Wenzhou, Zhejiang, the People’s Republic of China. The remaining 49% of the equity interests in Yucai will be held by its current shareholders led by Mr. Shunsheng Dong. Under the terms of the purchase agreement, the purchase price that the Company agreed to pay for the acquisition is US$2,000,000 cash and 5,500,000 shares of the Company’s restricted common stock. Pursuant to the purchase agreement, the US$2,000,000 cash will be payable in three installments within one year time after closing of the acquisition and the 5,500,000 shares will be payable upon closing of the acquisition. Mr. Dong and his fellows together with Yucai have jointly guaranteed that the Company will receive minimum RMB4,325,000 cash (US$554,487) in terms of profit and management fee each year for the three years following closing (2007-2009), while the Company has guaranteed that the average 3-day closing price of its shares on the days immediately prior to the one year anniversary of the closing date will be not less than US$0.50 per share.

Item 9.01  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibits

99.1.    Press release dated December 28, 2006 announcing entering into definitive agreement.

***

 Note: The information contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HARTCOURT COMPANIES INC.

Dated: January 4, 2007	By: /s/ Victor Zhou
Victor Zhou
Chief Executive Officer

Dated: January 4, 2007	By: /s/ Yungeng Hu
Yungeng Hu
Chief Financial Officer & President